Global Axcess Corp Announces Third Quarter 2007 Financial Results

- Generated $96,200 of Net Income for Quarter -
- Fourth Consecutive Quarter of Positive Earnings -

JACKSONVILLE, FL, November 7, 2007 - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced the financial results for the third quarter ended September 30, 2007.

The Company reported revenues from continuing operations of approximately $5.5 million for the third quarter ended September 30, 2007, compared to reported revenues of approximately $5.6 million for the same period of 2006 and to second quarter 2007 revenues of nearly $5.6 million.

The Company recorded net income for the third quarter ended September 30, 2007 of approximately $96,200, which compares to a net loss of $3,627,400 for the same period of 2006. Net income per diluted share for the third quarter of 2007 was $.01 on a share count of 20,973,924 versus a net loss per diluted share of $.17 on a share count of 21,021,243 for the third quarter of 2006. The quarter represented the fourth consecutive quarter of positive earnings since the Company announced its re-structuring plan in the third quarter of 2006.

Net income for the quarter was derived from the following factors:

The Company achieved gross profit from continuing operations of approximately $2.3 million or 41.3% of revenue for the three-month period ended September 30, 2007. This compared to $2.4 million or 42.6% of revenue for the same period of 2006. Gross profit from continuing operations for the second quarter of 2007 was approximately $2.3 million or 41.6% of revenues. The Company incurred reduced gross profit percentage period over period which was due to several factors. Firstly, in a move to increase ATM uptime rates the Company has increased its first line and second line dispatch rates. These increased dispatch rates combined with higher fuel charges resulted in higher first line and second line maintenance costs during the quarter. Secondly, its residual/commission payments to customers increased from the same quarter in fiscal 2006. Thirdly, insurance premiums in 2007 have increased and even though the Company moved to lower cost cash providers in 2007 and has saved on cash costs, it has incurred higher insurance premiums with these vendors.

SG&A expenses from continuing operations was approximately $1.3 million for the third quarter 2007 versus $2.4 million for the same period in 2006 and from $1.4 million for the second quarter of 2007. The decrease in SG&A expenses from continuing operations from the third quarter in 2006 is directly attributable to the decrease in salaries and benefits, audit and legal fees and rent expenses resulting from the reduced headcount and cost reduction measures the Company has undertaken in late 2006 and in the first two quarters of 2007. Included in the SG&A expenses for the three-month period ending September 30, 2006 were $200,000 of accrued legal fees for a filed lawsuit. Also there were higher recorded professional and legal fees due to restructuring charges. Additionally, the Company recorded a one-time bad debt expense relating to uncollectible receivables.

During the third quarter of 2006, the Company recorded approximately $2.6 million of impairment and restructuring charges.

Depreciation and amortization expense decreased by approximately $34,200 for the three-month period ended September 30, 2007 as compared to the same period in 2006.

During the third quarter of 2007, the Company recorded stock compensation expenses of approximately $43,900 mainly relating to executive stock option grants granted in the second quarter of 2007.

George McQuain, Global Axcess Corp President and Chief Executive Officer, said,
"Working together to serve our clients and their customers, we achieved another good quarter for our company.

We continue to shut down unprofitable ATM locations and we are being very selective with respect to which ATMs to Triple DES upgrade.

For the remainder of this year, our management team is focused on the completion of our Triple DES upgrade project, delivering gross margin improvements and adding ATMs to our management portfolio. Additionally, I thank our employees for all the hard work they have done. Without them, all of the progress we have made would not have been possible.”

Conference Call Information

The conference call will take place at 10:00 a.m. Eastern, on Wednesday, November 7, 2007. Anyone interested in participating should call (888) 205-6875 and enter pass code 3138460 if calling within the United States or (913) 312-0668 and pass code 3138460 if calling internationally, approximately 5 to 10 minutes prior to 10:00 a.m. There will be a playback available until November 15, 2007. To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally. Please use pass code 3138460 for the replay.

The call is being webcast as well and can be accessed at Global's website at http://www.globalaxcess.biz. The webcast will be archived and available through February 7, 2008.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,400 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2007
(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$530,014
Automated teller machine vault cash	1,960
Accounts receivable, net of allowance for doubtful accounts of $33,376	1,161,456
Inventory	380,762
Prepaid expenses and other current assets	151,855
Total current assets	2,226,047

Fixed assets, net	5,695,037

Other assets
Merchant contracts, net	12,214,306
Intangible assets, net	4,176,839
Deferred tax asset - non-current	339,800
Other assets	17,001

Total assets	$24,669,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,796,260
Notes payable - related parties - current portion, net	19,028
Note payable	50,000
Senior lenders' notes payable - current portion, net	600,000
Capital lease obligations - current portion	1,053,798
Total current liabilities	5,519,086

Long-term liabilities
Notes payable - related parties - long-term portion, net	1,320,809
Senior lenders' notes payable - long-term portion, net	4,768,737
Capital lease obligations - long-term portion	1,026,314
Total liabilities	12,634,946

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	-
Common stock; $0.001 par value; 45,000,000 shares authorized, 21,021,786 shares issued, 20,973,924 outstanding	21,022
Additional paid-in capital	22,415,584
Accumulated deficit	(10,390,556)
Treasury stock; 47,862 shares of common stock at cost	(11,966)
Total stockholders' equity	12,034,084
Total liabilities and stockholders' equity	$24,669,030

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	For the Three Months Ended
	September 30, 2007	September 30, 2006

Revenues	$5,532,807	$5,556,874

Cost of revenues	3,248,596	3,188,105
Gross profit	2,284,211	2,368,769

Operating expenses
Depreciation and amortization	576,815	610,981
Impairment of long-lived assets	-	1, 329,396
Selling, general and administrative	1,253,056	2,384,450
Restructuring charges	-	757,811
Impairment of notes receivable	-	522,864
Stock compensation expense	43,851	-
Total operating expenses	1,873,722	5,605,502
Operating income (loss) from continuing operations before items shown below	410,489	(3,236,733)

Interest expense, net	(314,787)	(399,422)
Gain on sale of assets	500	-
Loss attributed to minority interest	-	62,752
Income (loss) from continuing operations before provision for income taxes	96,202	(3,573,403)
Income (loss) from continuing operations	$96,202	$(3,573,403)
Income (loss) from discontinued operations, net of tax	$-	$(53,997)
Net Income (loss)	$96,202	$(3,627,400)

Income (loss) per common share - basic:
Income (loss) from continuing operations	$0.01	$(0.17)
Income (loss) from discontinued operations	$0.00	$0.01
Net Income (loss) per common share	$0.01	$(0.17)

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$0.01	$(0.17)
Income (loss) from discontinued operations	$0.00	$0.00
Net Income (loss) per common share	$0.01	$(0.17)

Weighted average common shares outstanding:
Basic	20,973,924	21,021,243
Diluted	20,973,924	21,021,243

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006

Revenues	$16,400,007	$16,232,522

Cost of revenues	9,610,767	9,234,923
Gross profit	6,789,240	6,997,599

Operating expenses
Depreciation and amortization	1,683,729	1,824,868
Impairment of long-lived assets	-	1, 329,396
Selling, general and administrative	4,011,515	5,520,263
Restructuring charges	-	757,811
Impairment of notes receivable	5,743	812,756
Recovery of bad debts	(100,000)	-
Stock compensation expense	49,181	(11,698)
Other expense	-	450,000
Total operating expenses	5,650,168	10,683,396
Operating income (loss) from continuing operations before items shown below	1,139,072	(3,685,797)

Interest expense, net	(923,227)	(1,039,685)
Gain (loss) on sale or disposal of assets	(22,517)	13,655

Loss attributed to minority interest	-	109,351
Income (loss) from continuing operations before provision for income taxes	193,328	(4,602,476)
Income (loss) from continuing operations	$193,328	$(4,602,476)
Income (loss) from discontinued operations, net of tax	$175,000	$(275,937)
Net Income (loss)	$368,328	$(4,878,413)

Income (loss) per common share - basic:
Income (loss) from continuing operations	$0.01	$(0.22)
Income (loss) from discontinued operations	$0.01	$(0.01)
Net Income (loss) per common share	$0.02	$(0.23)

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$0.01	$(0.22)
Income (loss) from discontinued operations	$0.01	$(0.01)
Net Income (loss) per common share	$0.02	$(0.23)

Weighted average common shares outstanding:
Basic	20,993,209	20,987,328
Diluted	20,994,711	20,987,328